UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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☒    Definitive Proxy Statement.
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☐    Soliciting Material Pursuant to Rule 14a-12.

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

April 13, 2017
Dear Shareholder:

We are pleased to invite you to attend the 2017 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., to be held at The Marquette, 701 Marquette Avenue, Minneapolis, Minnesota 55402, on May 25, 2017, commencing at 8:30 a.m. Central Time.

The formal notice of the meeting and proxy statement follow this cover letter. This year, we are providing our proxy materials to shareholders primarily over the Internet, however, some shareholders may have elected to receive paper copies via U.S. Mail. On or about April 13, 2017, Notices of Internet Availability of Proxy Materials were mailed to our shareholders of record as of the close of business on March 30, 2017, providing instructions on how to access our proxy materials electronically, including the notice of annual meeting, proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016. These notices also provide instructions on how to vote your shares or request a paper copy of the proxy statement, annual report and related materials.

We hope you are able to attend the meeting.
Thank you.

Northern Oil and Gas, Inc.

Richard Weber Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2017

To the Shareholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., a Minnesota corporation, will be held at The Marquette, 701 Marquette Avenue, Minneapolis, Minnesota 55402, on May 25, 2017, at 8:30 a.m. Central Time (the “Annual Meeting”).  The Annual Meeting is being held for the following purposes:

1.	To elect seven directors to serve until the Annual Meeting of Shareholders in 2018;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve, on an advisory basis, the compensation paid to our named executive officers; and

4.	To recommend, on an advisory basis, the frequency of holding future advisory votes on executive officer compensation.
Only shareholders of record at the close of business on March 30, 2017, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes directions on how to attend and vote your shares at the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2016; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by mail.  Please refer to the section “Voting Instructions” for detailed voting instructions.  If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card or other voting instructions.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.

Due to space limitations, attendance is limited to shareholders and one guest each.  Admission to the Annual Meeting is on a first-come, first-served basis.  A valid government-issued picture identification and proof of stock ownership as of the record date may be required in order to attend the meeting.  If you hold Northern Oil and Gas, Inc. stock through a broker, bank, trust or other nominee, please bring a copy of a statement reflecting your stock ownership as of the record date.  If you plan to attend as the proxy of a shareholder, you must present a legal proxy.  Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors

Richard Weber Chairman of the Board of Directors

Minnetonka, Minnesota
April 13, 2017

i

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

PROXY STATEMENT
2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2017
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting that will be held Thursday, May 25, 2017, at 8:30 a.m. Central Time, at The Marquette, 701 Marquette Avenue, Minneapolis, Minnesota 55402. No cameras or recording equipment will be permitted at the Annual Meeting.

Definitive copies of this proxy statement and related proxy card, or a notice of internet availability, are first being sent on or about April 13, 2017 to all shareholders of record at the close of business on March 30, 2017 (the “record date”). On the record date, there were 63,382,575 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 266 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of one-half of the total voting power of the outstanding shares of our company’s common stock entitled to vote at the Annual Meeting, represented in person or by proxy, is required to constitute a quorum to hold the Annual Meeting. Abstentions and broker non-votes are counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates. A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the shareholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in accordance with the board of director’s recommendation on each proposal presented at the Annual Meeting. If a valid proxy is provided and the shareholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your notice of internet availability, proxy materials, proxy card or other voting instructions is being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your notice of internet availability, proxy materials or proxy card from our agent.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting, you can vote in person.  In order to vote at the Annual Meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the Annual Meeting.

Multiple proxy cards.  If you receive more than one notice of internet availability or proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•	by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;

•	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or

•	by attending the Annual Meeting and voting in person.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the Annual Meeting.

Multiple Proxy Cards.  If you receive more than one notice of internet availability, broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy.

Voting Rules

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Voting List

Our bylaws require that we make available for inspection by any shareholder, at least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, for a period of ten days prior to such meeting and during the whole time of the meeting.

Such list will be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Investor Relations.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,000 in the aggregate.

Shareholders are not entitled to any dissenter’s or appraisal rights for any of the proposals set forth in this Proxy Statement.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2016 fiscal year, our board of directors held nine meetings, our audit committee held five meetings, our compensation committee held three meetings and our nominating committee held three meetings.  Each board member attended at least 75% of the aggregate of the board of directors meetings held in 2016 and the audit, compensation and nominating committee meetings held in 2016 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Lisa Bromiley	✓*	✓*		✓
Michael Frantz				✓
Robert Grabb	✓		✓	✓
Delos Cy Jamison	✓		✓	✓
Jack King		✓	✓*	✓
Michael Popejoy		✓		✓
Richard Weber		✓		✓+
___________________________

*	Denotes committee chairperson.
+	Mr. Weber has served as chairman of the board of directors since January 2016.

We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the corporate governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current audit committee members and each member who served on the committee in 2016 is considered to be an “independent director” as defined in the NYSE MKT Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee is also provided access to our general counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, shareholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our shareholders, as applicable.  Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined each of the directors of the company (identified above) to be an “independent director” as defined in the NYSE MKT Company Guide. In reaching this determination with respect to Messrs. Frantz and Popejoy, the board considered their employment relationships with TRT Holdings, Inc. (which, together with its affiliates, is a significant common stockholder of the company and also a holder of a significant amount of the company’s 8% senior unsecured notes, due 2020) and determined, as it did for all other directors, that no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. There are no familial relationships between any of our directors and executive officers.

Board Leadership Structure and Role in Risk Oversight

In January 2016, our board separated the positions of chief executive officer and board chair and appointed Mr. Weber to serve as non-executive chairman of the board. The non-executive chairman is responsible for, among other things, developing the agenda and procedures for the board’s work, presiding over meetings of the full board and executive sessions of the independent directors, acting as a liaison between the non-management directors and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors. Mr. Weber also chairs our board’s executive committee, which holds frequent meetings with management to review our financial position and results of operations and oversees the maintenance of our corporate strategy.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairman also plays a key role in this regard given his regular communications with management.  Management regularly reports to our audit committee on risk management, which in turn reports on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The board of directors has provided the following process for shareholders or other interested parties to send communications to the board, any committee of the board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Communications to individual directors, including the Chairman of the Board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the corporate governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders.  We generally hold a board meeting coincident with the annual shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the annual shareholders’ meeting.  All of our directors attended our 2016 annual meeting of shareholders.  We anticipate that all of our directors will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 30, 2017, held by those persons known to beneficially own more than 5% of our capital stock, by our directors and director nominees, by our named executive officers (as defined under “Executive Compensation” below) and by our directors and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 63,382,575 shares of common stock outstanding as of March 30, 2017.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the shareholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the shareholder has a right to acquire within 60 days after March 30, 2017 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name(1)	Number of Shares		Percent of Common Stock
Certain Beneficial Owners:
Bahram Akradi 4600 Kings Point Road, Minnestrista, MN 55331	4,132,500	(2)	6.5%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,787,330	(3)	9.1%
Elliott Associates, L.P. 40 West 57th Street, 30th Floor, New York, NY 10019	4,329,733	(4)	6.8%
Fine Capital Partners, L.P. 590 Madison Avenue, 27th Floor, New York, NY 10022	5,571,722	(5)	8.8%
TRT Holdings, Inc. 4001 Maple Ave., Suite 600, Dallas, TX 75219	12,461,885	(6)	19.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,394,661	(7)	5.4%

Directors and Executive Officers:
Lisa Bromiley	136,122	(8)	*
Michael Frantz	19,681		*
Robert Grabb	168,825		*
Delos Cy Jamison	69,087		*
Jack King	164,636	(9)	*
Michael Popejoy	—		*
Richard Weber	342,865	(10)	*
Thomas Stoelk	1,150,675		1.8%
Brandon Elliott	240,035		*
Erik Romslo	365,388		*
Directors and Current Executive Officers as a Group (10 persons)	2,657,314	(11)	4.2%
__________

*	Denotes less than 1% ownership.

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.

(2)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13D filed by Bahram Akradi on March 10, 2017. Mr. Akradi has the sole voting power and sole dispositive power with respect to 4,132,500 shares.

(3)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 25, 2017. BlackRock, Inc. has sole voting power with respect to 5,596,953 shares and sole dispositive power with respect to 5,787,330 shares.

(4)
The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Elliott Associates, L.P. on January 20, 2017. Elliott Associates, L.P. has sole voting power and sole dispositive power with respect to 1,385,512 shares. Elliott International, L.P. and Elliott International Capital Advisors Inc. together have shared voting power and shared dispositive power with respect to 2,944,221 shares.

(5)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Fine Capital Partners, L.P. on February 14, 2017.  Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine have shared voting power with respect to 5,571,722 shares and shared dispositive power with respect to 5,571,722 shares.

(6)
The information is based on information reported to the SEC in an amended Schedule 13D filed by TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC and Robert B. Rowling (the “Reporting Persons”) on January 27, 2017.  The Reporting Persons beneficially own, in the aggregate, 12,461,885 common shares. TRT Holdings, Inc. has sole voting power and sole dispositive power with respect to 7,169,741 shares.  Cresta Investments, LLC has sole voting power and sole dispositive power with respect to 3,947,921 shares.  Cresta Greenwood, LLC has sole voting power and sole dispositive power with respect to 1,344,223 shares.  Mr. Rowling beneficially owns all 12,461,885 common shares held directly by TRT Holdings, Inc., Cresta Investments, LLC and Cresta Greenwood, LLC.  Mr. Rowling beneficially owns the common shares held directly by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc.  Mr. Rowling beneficially owns the common shares held directly by Cresta Investments, LLC and Cresta Greenwood, LLC due to his direct and indirect ownership of 100% of the ownership interests in such entities.

(7)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group on February 10, 2017.  The Vanguard Group has sole voting power with respect to 53,599 shares, sole dispositive power with respect to 3,341,062 shares and shared dispositive power with respect to 53,599 shares.  Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,599 shares as a result of its serving as investment manager of collective trust accounts.

(8)	Includes 55,872 shares subject to options held by Ms. Bromiley.

(9)	Includes 86,000 shares subject to options held by Mr. King.

(10)	Includes 250,000 shares subject to options held by Mr. Weber.

(11)	Consists of all shares held by directors and current executive officers at March 30, 2017. Includes an aggregate of 391,872 shares covered by options held by our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were timely filed and met, except for one late filing for one forfeiture transaction made by Chad Allen, our chief accounting officer, due to an administrative oversight by the company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company as provided by Minnesota law.  Directors are elected each year at the annual meeting by our shareholders.  We do not have a classified board of directors.  Seven directors will be elected at this year’s meeting.  Each director’s term will last until the 2018 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company.  There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  On January 25, 2017, our company entered into an agreement with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, TRT Holdings, Inc., Michael Frantz and Michael Popejoy. Under the terms of the agreement, the company agreed to appoint Mr. Popejoy to the board immediately following execution of the agreement and to nominate Mr. Popejoy and Mr. Frantz for election to the board at the company's 2017 Annual Meeting of Shareholders. Set forth below is information furnished with respect to each nominee for election as a director.

Name	Age	Position(s)
Lisa Bromiley	44	Director
Michael Frantz	32	Director
Robert Grabb	65	Director
Delos Cy Jamison	68	Director
Jack King	65	Director
Michael Popejoy	63	Director
Richard Weber	53	Director and Chairman of the Board

Ms. Bromiley has served as a director since September 2007.  Ms. Bromiley has served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company focused in Texas, Louisiana and Mississippi, since August 2014.  From 2010 to July 2014, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm, except from April 2012 to September 2013, when she served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan.  Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009.  She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008.  Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies.  Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions.  Ms. Bromiley is a Certified Public Accountant.  Ms. Bromiley is a member of the American Institute of Certified Public Accountants, KPMG Audit Committee Institute, Financial Executives International and National Association of Corporate Directors.  Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Frantz has served as a director since August 2016 and has served as the Vice President, Investments of TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, diligencing and managing new investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the Advisory Board of Dos Rios Partners. Mr. Frantz holds a B.A. Degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with over 30 years of experience in the oil and gas industry.  Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.  Mr. Grabb was the Senior Geological Advisor for Samson Energy, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, from March 2014 to March 2016.  He previously worked as the Exploration Manager for Samson Resources Company, from March 2007 to March 2014.  Prior to that, Mr. Grabb served as a geologist for Newfield Exploration from April 2003 to March 2007.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University.  Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Jamison has served as a director since August 2011 and has served as the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government, since 2009.  Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries.  Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior.  Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives.  Mr. Jamison holds a B.S. degree from Montana State University.

Mr. King has served as a director since May 2007 and has worked in various management positions, including land management, with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983.  Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years.  Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation.  Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996.  Mr. King holds a degree in Economics from the University of Montana.

Mr. Popejoy has served as a director since January 2017.  Mr. Popejoy has been affiliated with TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, or with its subsidiary Tana Oil and Gas or Tana Exploration since 1984.  From 2001 to present, Mr. Popejoy has served as the Senior Vice President of Energy for TRT Holdings, Inc., and a Manager of Tana Exploration.  Prior to 2001, Mr. Popejoy served as a Vice President of Land and later as President of Tana Exploration.  Mr. Popejoy holds a BBA in Petroleum Land Management from the University of Texas at Austin.

Mr. Weber has served as a director since August 2011 and as Chairman of the Board since January 2016.  He also serves as Chairman and Chief Executive Officer of PennEnergy Resources, LLC, a private equity-backed independent oil and gas operator focused on the Marcellus Shale and Utica Shale in Pennsylvania.  Prior to co-founding PennEnergy in June 2011, he was President of Atlas Energy, Inc. from September 2009 to February 2011, President and Chief Operating Officer of Atlas Energy Resources, LLC from April 2006 to February 2011, and a director of Atlas Energy Resources, LLC from December 2006 to September 2009.  Atlas, which was sold to Chevron Corporation in 2011, operated more than 10,000 oil and gas wells in four different basins, and was a pioneer in the development of the Marcellus Shale in the Appalachian Basin.  In addition, Atlas owned and controlled the general partner of Atlas Pipeline Partners, L.P., a mid-stream MLP having pipeline and natural gas processing assets in the Appalachian Basin and Mid-Continent region. Prior to joining Atlas, Mr. Weber spent 14 years at McDonald & Company Securities, Inc., subsequently acquired by KeyBanc Capital Markets, where he founded that firm’s Energy Group.  Mr. Weber holds a B.S. in Finance from Miami University (Ohio) and an M.B.A. from Tulane University.

Each nominee brings a unique set of skills to our board of directors.  The board of directors believes the nominees as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each nominee is qualified for service as a director of our company.

•
Ms. Bromiley has extensive experience as a chief financial officer and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.

•
Mr. Frantz has valuable experience in business and financing and brings the benefit of a significant stakeholder to the board, as well as institutional knowledge in the oil and gas industry, through his involvement with TRT Holdings.

•
Mr. Grabb is a registered petroleum geologist with over 30 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.

•	Mr. Jamison has extensive business and governmental experience in the areas of land management and mineral rights that brings a unique perspective to our board of directors.

•
Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.

•	Mr. Popejoy has extensive experience in the oil and gas industry and brings the benefit of a significant stakeholder to the board through his involvement with TRT Holdings.

•	Mr. Weber has extensive experience in the oil and gas industry, and provides us with expertise in financial structuring, capital markets and risk management.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017.  A proposal to ratify that appointment will be presented to shareholders at the meeting.  If shareholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in our best interests.  Representatives of Grant Thornton are expected to be present at the meeting and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Change in Accountants During 2015

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accountant firm for our fiscal years 2011 through 2014.  On April 7, 2015, the audit committee of our board of directors dismissed Deloitte as our independent registered public accounting firm.  On the same date, the audit committee appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2015 (subject to completion of their client acceptance procedures, which were completed on April 10, 2015).

Deloitte’s report on the financial statements of our company for the fiscal year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2014 and through our dismissal of Deloitte on April 7, 2015, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter thereof in connection with its reports on our financial statements for such periods.  During the same periods, there was no reportable event of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

Prior to their appointment, we did not consult with Grant Thornton with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In connection with preparation of our proxy statement for our 2015 annual meeting of shareholders, we provided Deloitte with a copy of the foregoing disclosure and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of the letter from Deloitte was filed with the Commission as an exhibit to our Current Report on Form 8-K on April 13, 2015.

Registered Public Accountant Fees

Grant Thornton served as our independent registered public accounting firm for the years ended December 31, 2016 and 2015.  Aggregate fees for professional services rendered by Grant Thornton for the years ended December 31, 2016 and 2015 were as follows:

	Fiscal Year Ended
	December 31, 2016		December 31, 2015
Audit Fees	$387,344		$475,600
Audit-Related Fees	—		—
Tax Fees	35,340	(1)	3,190	(1)
All Other Fees	—		—
Total	$422,684		$478,790
________________

(1)	Tax related fees in 2016 and 2015 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Grant Thornton on these services that were attributable to work performed by persons not employed by Grant Thornton, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Grant Thornton during 2016.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE MKT independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met five times during 2016 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2016, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) standards; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Cy Jamison

PROPOSAL 3

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, provides our shareholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 27 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 17 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for their 2016 performance.
RESOLVED, that the shareholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our shareholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 3 exceeds the number of votes cast “AGAINST” this Proposal 3.  With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the outcome of this Proposal 3.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF
HOLDING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

In proposal 3, we seek a nonbinding advisory vote of the shareholders to approve the compensation of our named executive officers. The Dodd-Frank Act also requires our company to provide shareholders a separate nonbinding advisory vote on how frequently we should seek that approval, and that is the purpose of this proposal 4. Shareholders can vote to have the opportunity to approve the compensation of our named executive officers annually, once every two years, or once every three years. Shareholders may only vote for one choice, or else abstain from voting on this proposal entirely.
Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors. However, we are required to give our shareholders a vote on this issue at least once every six years. Absent extraordinary circumstances, our shareholders will next have an opportunity to vote on the frequency of the nonbinding advisory vote to approve the compensation of the named executive officer at our 2023 annual meeting of shareholders.
At our 2011 annual meeting of shareholders, our shareholders expressed a preference for holding a nonbinding advisory vote to approve the compensation of our named executive officers annually. In light of that preference, our board of directors determined that it would include a nonbinding advisory vote to approve the compensation of our named executive officers in our company’s proxy materials every year until the next required advisory vote on the frequency of shareholder votes to approve named executive officer compensation.

Our board of directors recommends that you vote for an annual nonbinding advisory vote to approve the compensation of the named executive officers because an annual advisory vote is consistent with the board’s policy of encouraging ongoing engagement with shareholders on all matters that are important to them and any shareholder concerns about executive compensation can be expressed through a vote without a two or three year delay.

Required Vote

The option of one year, two years or three years that receives the affirmative vote of a plurality of the votes cast will be considered the preferred choice of our shareholders as to the frequency with which our company should seek a nonbinding advisory vote to approve the compensation of its named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE OPTION OF “1 YEAR” FOR THIS PROPOSAL 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2016 compensation program for the following named executive officers, who were the only individuals who served as executive officers during 2016:

Michael Reger	Former Chief Executive Officer (employment terminated on August 15, 2016)
Thomas Stoelk	Interim Chief Executive Officer & Chief Financial Officer
Erik Romslo	Executive Vice President, General Counsel & Secretary
Brandon Elliott	Executive Vice President, Corporate Development & Strategy
Executive Summary

Operationally, 2016 proved to be a challenging year due to the low commodity price environment and related industry conditions. Average NYMEX oil prices, which had declined by 48% in 2015 compared to 2014, declined by another 11% in 2016, and North Dakota drilling activity declined by 45% during 2016. With these challenging conditions in mind, our compensation committee adopted 2016 bonus plans focused on capital discipline, debt management, cost containment and relative total shareholder return. Managements’ focus on these matters helped the company achieve the following 2016 business highlights:

•	2016 new well additions averaged an estimated 27% rate of return based upon NYMEX strip prices at year-end

•	Decreased total capital expenditures below discretionary cash flows allowing for a year-over-year reduction in bank borrowings

•	Ended 2016 in a strong liquidity position with borrowing availability under our revolving credit facility of $206 million

•	Amended covenant requirements in bank agreements to relax the covenant requirements up to June 30, 2018

•	Reduced cash general and administrative expenses by $1.2 million or 9% compared to 2015

These results in turn led to strong achievement on the objective performance metrics under our 2016 short-term incentive program (or STIP). Under our STIP, the company’s results met or exceeded the maximum goals for four of the six performance metrics, translating to total achievement between target and maximum levels. For purposes of our 2016 long-term equity incentive program (or LTIP), the company’s total shareholder return exceeded five out of twelve companies in the 2016 peer group, which translated to achievement between threshold and target levels.

The compensation committee believes that the management team in place at year-end did an excellent job during an especially challenging year, which included the August 2016 departure of our co-founder and former chief executive officer. At the same time, we exited 2016 facing a very challenging financial situation, as evidenced by the company’s significant decline in revenues, adjusted net income and adjusted EBITDA during 2016, as well as the ongoing negative impact on the price of our common stock on an absolute basis. As a result, the compensation committee awarded only very limited discretionary amounts under the 2016 STIP, and made no discretionary awards under the 2016 LTIP. The end result was as follows: (i) cash awards under the 2016 STIP totaling 100% of base salary for Messrs. Stoelk and Romslo (82.5% earned under performance metrics, plus 17.5% discretionary) and 82.5% for Mr. Elliott (82.5% earned under performance metrics, plus 0% discretionary); (ii) restricted stock awards under the LTIP totaling 83.33% of base salary for Messrs. Stoelk, Romslo and Elliott (83.33% earned under performance metric, plus 0% discretionary).

The compensation committee recognizes that these are still significant awards, and that the efforts of management cannot ensure future success in the current environment. However, we believe that our annual short- and long-term incentive programs motivate and reward executive actions most likely to lead to success in any business environment, and are aligned with the best interests of our shareholders.

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance. The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate. Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

We have implemented a compensation program that is designed to reward our management for maximizing shareholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

The compensation committee believes it is important to rely in large part on performance relative to pre-determined performance goals in determining executive compensation. As such, amounts paid to executive officers under our short-term incentive program, and the number of restricted shares granted to executive officers under our long-term equity incentive program, are largely driven by performance relative to pre-determined performance goals. However, the compensation committee does retain meaningful discretion to allow them to tailor awards based on circumstances as they see fit. This balance of performance goals and discretion as it relates to our compensation programs is described in more detail below under “Annual Short-Term Incentive Program” and “Long-Term Equity Incentive Program.”

2016 Say on Pay Vote and Subsequent Changes in Compensation Programs

At each annual meeting of shareholders, we hold a stockholder advisory vote on the compensation paid to our named executive officers for the prior year (a “say on pay proposal”). At our 2016 annual meeting of shareholders, the say on pay proposal resulted in approximately 67% of the votes cast approving such compensation. This level of support was significantly lower than the 96-98% of votes cast in favor of the say on pay proposals at our prior three annual meetings in 2013, 2014 and 2015. We believe that one reason for the lower level of support in 2016 was the size of the supplemental equity awards granted in 2015 to our former chief executive officer, Mr. Reger, in connection with his amended and restated employment agreement. Although our current interim chief executive officer, Mr. Stoelk, received similar supplemental equity awards in 2016 in connection with his new employment agreement, the combined value of Mr. Stoelk’s awards ($2.8 million vesting over four years) was substantially lower than the combined value of Mr. Reger’s analogous awards ($7.5 million vesting over four years). See “Employment Agreements” below for further information on these awards, a substantial portion of which were subject to performance-based vesting conditions.

We were aware prior to our 2016 annual meeting that certain shareholder advisory services, such as Institutional Shareowner Services (ISS), were recommending that our shareholders vote against our say on pay proposal. As a result, in advance of the 2016 annual meeting, we conducted targeted outreach to some of our largest shareholders and had dialogue regarding our executive compensation with shareholders representing approximately 40% of our outstanding shares. In addition, since the 2016 annual meeting, we have added to our board of directors two individuals that are associated with our largest shareholder, TRT Holdings, Inc., and one such individual is now a member of our compensation committee. Based on input from shareholders and reports issued by the shareholder advisory services, we identified the matters included in the table below as generating the highest levels of concern, and the compensation committee has determined to address these matters as described below:

Areas of Concern	Changes Implemented to Address
Awards based on relative total shareholder return (TSR) paid out above “target” despite negative absolute TSR.
Future awards based on relative TSR will address this by either (i) including a negative absolute TSR award cap, pursuant to which payout is capped at no more than “target” if TSR is negative but outperforms peers or (ii) incorporating an absolute TSR component to the award, so that the combined TSR-related award cannot pay out above “target” if TSR is negative. The latter of these approaches has been adopted by the compensation committee for the 2017 LTIP.

The 2015 STIP paid out above “target” despite what ISS deemed to be financial deterioration.
In a similarly challenging financial environment, the 2016 STIP paid out at or below “target” for all executives. The compensation committee will continue to be highly sensitive to pay out above “target” in light of overall financial performance/position.

Large size of supplemental equity awards in 2015 to former chief executive officer ($7.5 million vesting over four years).	Similar supplemental awards in 2016 to interim CEO and CFO were substantially smaller in size ($2.8 million vesting over four years).

Compensation Consultant and Peer Group

The compensation committee has from time to time engaged independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. During 2016, neither the compensation committee nor management engaged any compensation consultant for the company.

The compensation committee has selected and made changes to our peer group over time primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee’s subjective determination regarding the companies with whom we compete for executive talent and the most appropriate companies against which to compare our total shareholder return. In recent years, the primary function that our peer group serves in our executive compensation program is as the comparative group in calculating our company’s relative total shareholder return for purposes of both our long-term equity incentive programs and the performance-based restricted stock grants we have made to Mr. Reger and Mr. Stoelk, which are described in more detail below under “Long-Term Equity Incentive Program” and “Employment Agreements,” respectively.

The 2016 peer group selected by the compensation committee consisted of Abraxas Petroleum Corp., Continental Resources, Inc., Emerald Oil, Inc., Halcon Resources Corp., Legacy Reserves LP, Oasis Petroleum Inc., Resolute Energy Corp., QEP Resources, Inc., SM Energy Company, Triangle Petroleum Corporation, Whiting Petroleum Corp., and WPX Energy Inc.

The 2017 peer group selected by the compensation committee consists of Abraxas Petroleum Corp., Approach Resources Inc., Bill Barrett Corp., Callon Petroleum Company, Earthstone Energy, Inc., EP Energy Corp., Halcon Resources Corp., Jones Energy, Inc., Midstates Petroleum Company, Inc., Oasis Petroleum Inc., Resolute Energy Corp., Sanchez Energy Corp., and Whiting Petroleum Corp.

The compensation committee periodically reviews detailed information regarding the executive compensation programs of companies both inside and outside of our current peer group. The compensation committee does not seek to apply any particular benchmark relative to the peer group in setting compensation levels. However, the peer group data may be considered in connection with setting base salaries, developing our annual executive compensation program, and making year-end determinations under the annual short-term and long-term equity incentive programs.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. At the end of each year, management provides recommendations to the compensation committee regarding any discretionary items affecting short- and long-term incentive compensation for the year. Management also provides advance input on the structure of our annual short- and long-term incentive programs and performance goals to be used thereunder, as well as the selection of peer companies to be used by the compensation committee for executive compensation purposes. However, the compensation committee has no obligation to accept management’s recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation amounts and programs.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•
Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable financial and operating performance;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program are base salary, annual short-term incentive bonuses and long-term incentive awards. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our shareholders and motivate our management to enhance shareholder value. Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives. As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment.

In October 2015, we entered into an amended and restated employment agreement with our chief executive officer at that time, Mr. Reger, to replace his prior employment agreement with the company. Under his new agreement, Mr. Reger accepted a reduction in his annual base salary from $892,320 to $750,000, and various other terms requested by the compensation committee. The reduction in base salary also resulted in a reduction in bonus opportunity for Mr. Reger under our annual short-term and long-term incentive programs, since awards thereunder are based on a multiple of base salary. In exchange for the reduction in base salary and bonus opportunity, and other terms requested by the compensation committee, and to provide Mr. Reger a strong incentive aligned with the interests of our shareholders, under the new agreement Mr. Reger received: (i) an award of shares of restricted stock valued at $3.75 million (based on the closing price of our common stock on October 7, 2015), which were subject to time-based vesting in four equal annual installments from 2016 through 2019, and (ii) an additional award of shares of restricted stock also valued at $3.75 million (based on the closing price of our common stock on October 7, 2015), which were subject to performance-based vesting in four equal annual installments from 2016 through 2019.

In April 2016, we entered into new employment agreements with Messrs. Stoelk and Romslo to replace their prior employment agreements, which had expired during the fourth quarter of 2015. At the time, the compensation committee was cognizant of the relatively low value of unvested restricted shares held by each executive due to vesting on prior awards and, more significantly, the decline in our stock price related to the significant worldwide decline in oil and gas prices. This concern was particularly acute with respect to Mr. Stoelk, whose retention the compensation committee viewed as critical due to his significant industry experience, the challenging conditions faced by the company, and his critical importance to the operations and future success of the company. As a result, under his new agreement Mr. Stoelk received: (i) an award of 341,530 shares of restricted stock valued at $1.4 million (based on the closing price of our common stock on April 8, 2016), which are subject to time-based vesting in four equal annual installments from 2017 through 2020, and (ii) an additional award of 341,530 shares of restricted stock, which are subject to performance-based vesting in four equal annual installments from 2017 through 2020. The number of shares that Mr. Stoelk received under each of his awards was selected to be half of the number of shares that Mr. Reger received under his analogous awards in October 2015. Under Mr. Romslo’s new agreement, he received an award of 80,000 shares of restricted stock valued at $327,200 (based on the closing price of our common stock on April 8, 2016), which are subject to time-based vesting in four equal annual installments from 2017 through 2020.

The restricted stock awards described above, in particular the awards to Messrs. Reger and Stoelk, were meant to closely align our executive leadership’s interests with those of our shareholders and highly incentivize them to drive shareholder value. The performance-based awards received by Messrs. Reger and Stoelk contain four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018 for Mr. Reger, and 2016-2019 for Mr. Stoelk). The number of shares that vest each year is dependent upon the company’s relative total shareholder return (“TSR”) compared to a group of peers selected annually by the compensation committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. While structured as a single award, the fact that the compensation committee will annually select a peer group applicable to that performance period effectively results in an annual setting of performance goals under the award, which, in accordance with accounting and disclosure requirements, requires us to treat each of the four annual tranches as a separate award with a separate grant date and grant date fair value for purposes of the tables included below under “Summary Compensation Table” and “Grants of Plan-Based Awards.”

Certain other key provisions of agreements with our named executive officers are summarized below under “Potential Payments upon Termination or Change in Control.”

Elements of Compensation

The total compensation and benefits program for our executive officers generally consists of a combination of the following components:

•	base salaries;

•	annual short-term incentive program;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

Under his prior employment agreement, Mr. Reger’s annual base salary was subject to a four percent minimum annual increase each year. In October 2015, we entered into a new employment agreement with Mr. Reger that eliminated the minimum annual increases and reduced his base salary rate from $892,320 to $750,000 per year, which was the rate he continued to receive until his employment was terminated in August 2016.

In light of the challenging current industry environment, the compensation committee determined to leave executive officer base salaries unchanged for 2016 at 2015 year-end levels. However, in connection with their new employment agreements entered into in April 2016, Mr. Stoelk received a 4% base salary increase to $515,000 and Mr. Romslo received a 3% increase to $325,000.

Supplemental Compensation

The compensation committee may from time to time determine that additional compensation arrangements are necessary or appropriate to account for unusual circumstances. One such occasion occurred in August 2016 when Mr. Stoelk was appointed as interim chief executive officer, in addition to his position as chief financial officer, in connection with the departure of Mr. Reger as chief executive officer. Shortly thereafter, the compensation committee determined to award Mr. Stoelk $250,000 of supplemental compensation in recognition of his increase in duties and significant importance to the company under the circumstances. This supplemental compensation was fashioned as a one-time bonus rather than base salary, and therefore did not increase Mr. Stoelk’s bonus opportunity under our annual short-term and long-term incentive programs (which are based on a multiple of base salary).

Annual Short-Term Incentive Program
Our short-term incentive program (or STIP) is designed to provide variable cash compensation each year dependent upon the achievement of financial and operating performance objectives, as well as individual executive performance. The STIP is available to executive officers designated by the compensation committee and provides the opportunity to receive a performance-based cash bonus in March each year based on the prior year’s results. The total bonus is determined considering those results as measured against quantitative targets set by the compensation committee early in the performance year, as well as discretionary considerations based on areas of additional focus by the compensation committee. The weighting and performance levels for the quantitative measures and discretionary objectives are communicated to our executive officers at the time they are set. Individual bonus amounts take into account both company and individual performance, which result in a percentage multiplier that is applied to the executive’s annual base salary. The maximum amount payable under the program is 200% of an executive’s base salary.

The quantitative measures and discretionary considerations selected each year are tailored by the compensation committee to seek to focus management’s attention and efforts on the matters deemed most critical to the company, and as a result may be different from year to year depending on the current environment and needs of the company. The performance level for each quantitative measure and discretionary considerations take into account prior year results and current year strategic objectives, planned projects and capital spending plans. We believe that they are set aggressively in light of these variables and require achievement of significant performance. The performance levels for the quantitative measures may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as significant acquisitions or divestitures.

Our compensation committee reviews information provided by our management on actual results for each quantitative measure. The sum of the bonus factors, as adjusted for weighting, yields the final quantitative bonus percentage factor. Our compensation committee likewise considers our results as measured against objectives in determining the final discretionary bonus factor.

2016 Quantitative Measures (50% weighted)

The significant decline in commodity prices, and the challenges that is posing for our industry, led the compensation committee to adopt quantitative performance goals for 2016 focused on capital discipline, debt management, and cost containment. Our compensation committee compared our 2016 results to targets in the following areas in arriving at the final quantitative weighted factor for our STIP:

	Performance Levels
2016 Performance Goals (equally weighted)	Threshold	Target	Maximum	Actual Company Performance	Bonus Paid for Achievement (% of Annual Salary)
Total Debt Reduction(1)	5%	7.5%	10%	0.7%	—
Cash G&A Reduction(2)	1%	3%	5%	11.7%	16.67%
Adjusted EBITDA	$120 mil	$130 mil	$140 mil	$148.5 mil	16.67%
Average Estimated IRR of 2016 Wells at Election(3)	20%	25%	30%	33%	16.67%
Percentage of 2016 Wells Meeting IRR Threshold at Year-End(4)	75%	85%	95%	94%	15.83%
Covenant Amendment(5)	2.0x	1.5x	1.1x	1.0x	16.67%
					82.50%
_________________

(1)	Percentage reduction in year-end debt, 2016 compared to 2015.

(2)	Percentage reduction in cash general and administrative expense, 2016 compared to 2015.

(3)	Average estimated IRR (at time of election) of wells the company elects to participate in during 2016.

(4)	Percentage of wells elected to by the company during 2016 that have at least a 20% IRR, based on year-end 2016 strip pricing and engineering in year-end Ryder Scott reserve report.

(5)	Achievement of an amendment to the company’s revolving credit facility that reduces the minimum ratio of EBITDAX to interest expense to the levels indicated.

As to this quantitative portion of the STIP, each performance goal was equally weighted at 8.33%, and each represented a stand-alone bonus opportunity, with threshold level performance resulting in 50% of the bonus opportunity, target level performance resulting in 100% of the bonus opportunity and maximum level performance resulting in 200% of the bonus opportunity (with incremental payout available for performance between threshold and target, or between target and maximum). As shown in the foregoing table, the company achieved 2016 performance goals that resulted in a payout under the quantitative portion of the STIP equal to 82.5% of annual salary for each executive.
2016 Discretionary Component (50% weighted)
In addition to awards earned under the quantitative measures discussed above, the STIP includes a discretionary component that allows the compensation committee to approve the payment of additional bonus amounts in recognition of significant achievements or other factors it deems relevant. Under the STIP, the company’s achievement of at least one of the 2016 performance goals permitted a discretionary bonus payout to each executive of up to an additional 100% of annual salary, subject to compensation committee discretion to reduce that amount based on any factors it deemed relevant.

For Messrs. Stoelk and Romslo, the compensation committee exercised its discretion under this portion of the STIP to award an additional bonus amount equal to 17.5% of base salary, bringing each of their total awards under the STIP to target level (100% of base salary). Mr. Elliott did not receive any additional award under this portion of the program. These decisions were made taking into account both the positive and negative factors described above under “Executive Summary,” as well as consideration of individual performance and contribution to the company during the year. The additional 17.5% bonus awards to Messrs. Stoelk and Romslo were made for leading operational improvements in the company during the year, achieving favorable results under the company’s revolving credit facility (borrowing base and loan covenant amendments), extensive work on strategic projects during the year, and to recognize their significant individual contributions during a challenging year.

As a result of the foregoing, in March 2017 each individual was paid a total cash bonus under the 2016 STIP as follows: Mr. Stoelk - $508,333 (100% of base salary); Mr. Romslo - $321,533 (100% of base salary); and Mr. Elliott - $226,875 (82.5% of base salary).

2017 Short-Term Incentive Program
The compensation committee has adopted a 2017 short-term incentive program that is similar to the program utilized for 2016, but with a different set of performance goals that will be used in determining 2017 year-end cash incentive awards for executive officers. The 2017 performance goals are based on metrics related to increasing the debt-adjusted value of our proved reserves, ratios of total debt to Adjusted EBITDA, and total shareholder return.

Long-Term Equity Incentive Program

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period.

Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and occasionally achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent. The compensation committee typically has determined the size of any long-term equity award in connection with year-end compensation decisions.

2015 Long-Term Equity Incentive Program

In early 2015, the compensation committee adopted a 2015 long-term equity incentive program for purposes of determining the number of restricted shares to be issued to executive officers in early 2016. The maximum restricted stock awards achievable under this program would have had a grant date fair value equal to 300% of base salary, as follows:

•
The first half of the program consisted of a performance equity award to each executive officer with a maximum award value of 150% of 2015 annual base salary. The actual value of restricted stock awards to be earned under this portion of the program was dependent upon our company’s 2015 total shareholder return (“TSR”) relative to the 2015 peer group selected by the compensation committee. If the company’s 2015 TSR was equal to or greater than the 2015 TSR of at least 25%, 50% or 75% of the companies in the peer group, each executive would be entitled to a restricted stock award with a value equal to 50%, 100% or 150%, respectively, of 2015 annual base salary.

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2015 annual base salary.

The compensation committee made its final determination of awards under this program on March 10, 2016. As to the first half of this program, the company’s 2015 TSR exceeded the TSR of 92% of the companies in the peer group. This was above the 75% maximum level of performance, and as a result the executive officers were entitled to maximum restricted stock awards under this portion of the program, equal to 150% of 2015 base salary.

As a result, under this portion of the program, each executive officer received a restricted stock grant on March 10, 2016, vesting in three equal annual installments on March 15th of each year from 2017 through 2019, as follows: Mr. Reger - 322,500 shares ($1,302,900 grant date fair value); Mr. Stoelk - 183,787 shares ($742,499 grant date fair value); Mr. Romslo - 116,806 shares ($471,896 grant date fair value); and Mr. Elliott - 102,103 shares ($412,496 grant date fair value).

As to the second half of this program, the compensation committee elected to exercise its discretion by granting additional restricted stock awards with grant date fair values as follows (as a percentage of 2015 annual salary): 50% for Mr. Reger and 50% for Mr. Stoelk. Messrs. Romslo and Elliott did not receive additional awards under this portion of the program. In determining whether to grant an additional award to each executive officer, and the size of any such award, the compensation committee considered many factors, including the following: its qualitative assessment of each executive’s performance and contributions during 2015; the remaining number of unvested shares held by each executive officer at the time; and compensation of each executive relative to similarly situated executives with other industry participants.

As a result, under this portion of the program, on March 10, 2016 the compensation committee made restricted stock grants vesting in three equal annual installments on March 15th of each year from 2017 through 2019, as follows: Mr. Reger - 107,500 shares ($434,300 grant date fair value); and Mr. Stoelk - 61,262 shares ($247,498 grant date fair value).

2016 Long-Term Equity Incentive Program

In early 2016, the compensation committee adopted a 2016 long-term equity incentive program for purposes of determining the number of restricted shares to be issued to executive officers in early 2017. The maximum restricted stock awards achievable under this program would have had a grant date fair value equal to 300% of base salary, as follows:

•
The first half of the program consisted of a performance equity award to each executive officer with a maximum award value of 150% of 2016 annual base salary. The actual value of restricted stock awards to be earned under this portion of the program was dependent upon our company’s 2016 total shareholder return (“TSR”) relative to the 2016 peer group selected by the compensation committee. If the company’s 2016 TSR was equal to or greater than the 2016 TSR of at least 25%, 50% or 75% of the companies in the peer group, each executive would be entitled to a restricted stock award with a value equal to 50%, 100% or 150%, respectively, of 2016 annual base salary.

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2016 annual base salary.

The compensation committee made its final determination of awards under this program on March 10, 2017. As to the first half of this program, the company’s 2016 TSR exceeded the TSR of 41.67% of the companies in the peer group. This was between the 25% threshold and the 50% target levels of performance, and as a result the executive officers were entitled to restricted stock awards under this portion of the program equal to 83.33% of 2016 base salary (reflecting incremental performance between threshold and target).

The compensation committee was cognizant that the executive team was receiving meaningful awards based on relative TSR performance, notwithstanding negative absolute TSR for the company in 2016. Therefore, as to the discretionary portion of this program, the compensation determined not to grant any additional awards to the executive team.

As a result, the executive team received the following restricted stock grants on March 10, 2017, vesting in three equal annual installments on March 15th of each year from 2018 through 2020: Mr. Stoelk - 162,927shares ($423,611 grant date fair value); Mr. Romslo - 103,055 shares ($267,944 grant date fair value); and Mr. Elliott - 88,141 shares ($229,167 grant date fair value).

2017 Long-Term Equity Incentive Program

The compensation committee has adopted a 2017 long-term equity incentive program that is similar to the program utilized for 2016, but with performance metrics based on both relative TSR and absolute TSR, the result being that the combined TSR-related performance equity award cannot pay out above “target” if the company’s absolute TSR for 2017 is negative.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees. Under the terms of their employment agreements, the named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental and long and short term disability.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2016 include payment of all 401(k) plan contributions, personal use of company-leased vehicles and payment of related expenses (or vehicle allowances) and personal use of company employees. Our costs associated with providing the foregoing benefits for named executive officers in 2016 are reflected in the Summary Compensation Table and related disclosures below. The company does not allow any executive officer perquisites for tax gross-ups.

Severance/Change of Control Arrangements

We have agreements in place with our executive officers providing for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Company Securities

Our insider trading policy provides that company directors, officers and employees (and certain other covered individuals) may not, among other things, pledge company securities, purchase or sell puts or calls to sell or buy our securities, engage in short sales with respect to our securities, buy our securities on margin, or otherwise hedge their ownership of our stock. We have not adopted any stock ownership guidelines or other holding period requirements applicable to our directors, officers and employees.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, under the terms of our 2013 Incentive Plan, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the board of directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the compensation committee to comply with any such clawback policy. We are currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act once additional guidance is promulgated by the SEC.

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board currently consists of four independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The name of each person who serves as a member of our compensation committee is set forth below.

Lisa Bromiley (Chair)	Jack King	Mike Popejoy	Richard Weber

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2014, 2015 and 2016. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our salary policies and executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(10)	All Other Compensation ($)(11)	Total Compensation ($)
Michael Reger(1)	2016	500,000	(3)			2,131,021	(6)	—	95,564	2,726,585
Former CEO	2015	868,600				7,440,426		1,129,180	67,961	9,506,167
	2014	858,000				1,519,644		1,352,419	53,300	3,783,363

Thomas Stoelk(2)	2016	508,333		250,000	(4)	2,671,349	(7)	508,333	62,099	4,000,114
Interim CEO & CFO	2015	495,000				1,370,955		643,500	62,574	2,572,029
	2014	450,000				977,494		741,092	61,359	2,229,945

Erik Romslo	2016	321,533				755,911	(8)	321,533	54,608	1,453,585
EVP, General Counsel & Secretary	2015	314,600				871,319		330,330	56,906	1,573,155
	2014	286,000				546,690		471,005	53,273	1,356,968

Brandon Elliott	2016	275,000				366,667	(9)	226,875	50,854	919,396
EVP, Corporate Development & Strategy	2015	275,000				761,639		288,750	52,744	1,378,133
	2014	250,000				362,498		411,718	62,522	1,086,738
__________________

(1)	Mr. Reger’s employment with the company terminated in August 2016.

(2)	Mr. Stoelk assumed the interim CEO position in August 2016 and has served as CFO since December 2011.

(3)	For 2016, Mr. Reger received base salary prior to the termination of his employment for the first eight months of the year.

(4)	Mr. Stoelk was awarded $250,000 of supplemental compensation for 2016 in recognition of his increase in duties with his assumption of the interim CEO position.

(5)
Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K for fiscal year 2016.

For 2016, amounts in the Stock Awards column consist of the following:

(i)
restricted stock awards granted in March 2016 under the discretionary portion of the 2015 long-term equity incentive program for executive officers, or the “March 2016 Restricted Stock Grants” (see “Compensation Discussion and Analysis-2015 Long-Term Equity Incentive Program” above),

(ii)
performance equity awards granted in 2016 under the 2016 long-term equity incentive program for executive officers, or the “2016 Performance Equity Awards” (see “Compensation Discussion and Analysis-2016 Long-Term Equity Incentive Program” above),

(iii)
for Messrs. Stoelk and Romslo, the restricted stock awards subject to time-based vesting granted in April 2016 in connection with their new employment agreements, or the “Employment Agreement Time-Based Grants,” and

(iv)
for Messrs. Reger and Stoelk, the 2016 annual tranche of their respective restricted stock awards subject to performance-based vesting that were originally granted to each in connection with entering into their most recent employment agreements, or the “Employment Agreement Performance-Based Grants” (see note 3 to the “Grants of Plan-Based Awards” table below).

Details regarding each of these awards are set forth in the footnotes that follow for each named executive officer. The grant date fair value disclosed in the footnotes that follow for each 2016 Performance Equity Award is based on the probable outcome of the performance condition as of the grant date. If instead we would have assumed the highest level of performance conditions would be achieved, the grant date fair values of those awards would have been as follows: Mr. Reger - $1,125,000; Mr. Stoelk - $762,500; Mr. Romslo - $482,300; and Mr. Elliott - $412,500.

(6)	The Stock Awards amount reported for Mr. Reger in 2016 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
March 2016 Restricted Stock Grant	3/10/2016	107,500	3 Years	434,300
2016 Performance Equity Award	3/30/2016	n/a	4 Years	1,000,000
Employment Agreement Performance-Based Grant	3/30/2016	170,765	1 Year	696,721

Mr. Reger’s “Employment Agreement Performance-Based Grant” reflects only one tranche of vesting subject to the 2016 annual performance period under the award. The full award contained four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018). The number of shares that vest each year was to be dependent upon the company’s relative total shareholder return for the applicable performance period, compared to a group of peers selected annually by the compensation committee. Because the compensation committee does not take action to select the peer group applicable to any performance period until the year in question, there was no grant date fair value in 2016 attributable to the shares that could vest in connection with the 2017 and 2018 annual performance periods. The grant date fair value of the tranche subject to the 2015 annual performance period was reported in the Stock Awards column for 2015.

(7)	The Stock Awards amount reported for Mr. Stoelk in 2016 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
March 2016 Restricted Stock Grant	3/10/2016	61,262	3 Years	247,498
2016 Performance Equity Award	3/30/2016	n/a	4 Years	677,777
Employment Agreement Time-Based Grant	4/8/2016	341,530	4 Years	1,396,858
Employment Agreement Performance-Based Grant	4/8/2016	85,383	1 Year	349,216

Mr. Stoelk’s “Employment Agreement Performance-Based Grant” reflects only one tranche of vesting subject to the 2017 annual performance period under the award. The full award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2016-2019). The number of shares that vest each year will be dependent upon the company’s relative total shareholder return (or TSR) for the applicable performance period, compared to a group of peers selected annually by the compensation committee. Mr. Stoelk did not vest in any shares under this award for the 2016 performance period, because the company’s relative TSR was not sufficient to meet the minimum performance requirement. Because the compensation committee does not take action to select the peer group applicable to any performance period until the year in question, there was no grant date fair value in 2016 attributable to the shares that could vest in connection with the 2017-2019 annual performance periods. We expect that the grant date fair value of each subsequent tranche will be reported in the Stock Awards column for the year in which the compensation committee selects the peer group to be used for the applicable performance period. See note 3 to the “Grants of Plan-Based Awards” table below, and “Compensation Discussion and Analysis-Employment Agreements” above.

(8)	The Stock Awards amount reported for Mr. Romslo in 2016 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
2016 Performance Equity Award	3/30/2016	n/a	4 Years	428,711
Employment Agreement Time-Based Grant	4/8/2016	80,000	4 Years	327,200

(9)	The Stock Awards amount reported for Mr. Elliott in 2016 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
2016 Performance Equity Award	3/30/2016	n/a	4 Years	366,667

(10)
The Non-Equity Incentive Plan Compensation amounts reported for 2016 represent the year-end cash bonuses paid to each executive officer under the 2016 short-term incentive program. See “Compensation Discussion and Analysis-Annual Short-Term Incentive Program” above.

(11)
The All Other Compensation amounts reported for 2016 include the following: (i) for Mr. Reger, 401(k) contributions by the company of $36,000, vehicle perquisites of $16,638 and personal use of company employees of $42,926; (ii) for Mr. Stoelk, 401(k) contributions by the company of $45,200 and vehicle perquisites of $16,556; (iii) for Mr. Romslo, 401(k) contributions by the company of $36,000 and vehicle perquisites of $18,350; and (iv) for Mr. Elliott, 401(k) contributions by the company of $36,000 and vehicle perquisites of $14,596.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares of Common Stock	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)
Michael Reger	3/10/2016									107,500 (4)	434,300
		375,000	750,000	1,500,000
	3/30/2016				375,000	750,000		1,125,000			1,000,000	(8)
	3/30/2016				—	170,165	(*)(3)	256,147	(*)(3)		696,721	(9)

Thomas Stoelk	3/10/2016									61,262 (5)	247,498
		254,167	508,333	1,016,666
	3/30/2016				254,167	508,333		762,500			677,777	(8)
	4/8/2016									341,530 (6)	1,396,858
	4/8/2016				—	85,383	(*)(3)	128,074	(*)(3)		349,216	(9)

Erik Romslo		160,767	321,533	643,066
	3/30/2016				160,767	321,533		482,300			428,711	(8)
	4/8/2016									80,000 (7)	327,200

Brandon Elliott		137,500	275,000	550,000
	3/30/2016				137,500	275,000		412,500			366,667	(8)
__________________
(*)    These amounts are denominated in shares, while all other amounts in these columns are denominated in dollars.

(1)
Amounts in these columns assume achievement of all “threshold,” “target” or “maximum” quantitative performance goals, respectively, under the quantitative portion of the 2016 short-term incentive program. As to the discretionary portion of the 2016 short-term incentive program, amounts in these columns assume the compensation committee would have set awards at “threshold,” “target” or “maximum” levels, respectively, if all “threshold,” “target” or “maximum” quantitative goals were achieved. See “Compensation Discussion and Analysis-Annual Short-Term Incentive Program” above.

(2)
Except for the amounts described in note 3 to this table below, amounts in these columns reflect the potential values of the performance equity awards under the first half of the 2016 long-term equity incentive program, assuming the company achieved the “threshold,” “target” or “maximum” performance goal, respectively. The number of restricted shares earned in respect thereof was calculated by dividing the earned value by the closing price of the company’s common stock on the date of compensation committee determination of actual performance relative to the performance goal in early 2017, and such restricted shares are scheduled to vest in three equal annual installments thereafter. See “Compensation Discussion and Analysis-2016 Long-Term Equity Incentive Program” above.

(3)
Reflects only one tranche of vesting (subject to the 2016 annual performance period under the award) of a restricted stock award subject to performance-based vesting. The full award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018 for Mr. Reger, and 2016-2019 for Mr. Stoelk). Each tranche may vest following the completion of the applicable performance period, on the date when the compensation committee certifies the level of relative total shareholder return (TSR) achieved by the company for such performance period. The number of shares that vest each year will be dependent upon the company’s relative TSR for the applicable performance period, compared to a group of peers selected annually by the compensation committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. As a result, each tranche could result in the vesting of 0 shares, 170,765 shares, or 256,147 shares for Mr. Reger, and 0 shares, 85,383 shares or 128,074 shares for Mr. Stoelk. Because the compensation committee does not take action to select the peer group applicable to any annual performance period until the year in question, there was no grant date fair value in 2016 attributable to the shares that could vest in connection with the 2017-2019 annual performance periods. We expect that the grant date fair value of each subsequent tranche will be reported in the year in which the compensation committee selects the peer group to be used for the applicable performance period. See “Compensation Discussion and Analysis-Employment Agreements” above.

(4)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 35,834 shares vesting on March 15, 2017, and (ii) 35,833 shares vesting on each of March 15, 2018 and March 15, 2019. See “Compensation Discussion and Analysis-2015 Long-Term Equity Incentive Program” above.

(5)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 20,421 shares vesting on each of March 15, 2017 and March 15, 2018, and (ii) 20,420 shares vesting on March 15, 2019. See “Compensation Discussion and Analysis-2015 Long-Term Equity Incentive Program” above.

(6)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 85,383 shares vesting on each of April 8, 2017 and April 8, 2018, and (ii) 85,382 shares vesting on each of April 8, 2019 and April 8, 2020. See “Compensation Discussion and Analysis-Employment Agreements” above.

(7)
Reflects a restricted stock award subject to time-based vesting of 20,000 shares vesting on each of April 8, 2017, 2018, 2019 and 2020. See “Compensation Discussion and Analysis-Employment Agreements” above.

(8)
Grant date fair value of performance equity awards under the 2016 long-term equity incentive program, based on the probable outcome of the performance condition as of the grant date. See “Compensation Discussion and Analysis-2016 Long-Term Equity Incentive Program” above.

(9)
Grant date fair value of the 2016 annual tranche of vesting under a restricted stock award subject to performance-based vesting, based on the probable outcome of the performance condition as of the grant date. See note 3 to this table, above.

The non-equity incentive plan awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis-Annual Short-Term Incentive Program.” The stock awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis-2015 Long-Term Equity Incentive Program” and “-Employment Agreements.” The equity incentive plan awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis-2016 Long-Term Equity Incentive Program” and “-Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2016.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
Michael Reger	—		$—	—		$—
Thomas Stoelk	680,917	(2)	$1,872,522	256,147	(3)	$1,056,605	(4)
Erik Romslo	254,917	(5)	$701,022	—		$—
Brandon Elliott	160,044	(6)	$440,121	—		$—
____________________

(1)	The values in these columns are based on the $2.75 closing price of our common stock on the NYSE MKT on December 30, 2016, the last trading day of 2016.

(2)
Consists of restricted common stock granted to Mr. Stoelk, subject to time-based vesting, of which (i) 40,364 shares vest on March 1, 2017, (ii) 13,610 shares vest on March 13, 2017, (iii) 81,684 shares vest on March 15, 2017, (iv) 85,383 shares vest on April 8, 2017, (v) 40,364 shares vest on March 1, 2018, (vi) 81,683 shares vest on March 15, 2018, (vii) 85,383 shares vest on April 8, 2018, (viii) 81,682 shares vest on March 15, 2019 (ix) 85,382 shares vest on April 8, 2019, and (x) 85,382 shares vest on April 8, 2020.

(3)
Consists of restricted common stock granted to Mr. Stoelk on April 8, 2016, subject to performance-based vesting. The award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2016-2019). Unlike the presentation of this award in the “Summary Compensation Table” and “Grants of Plan Based Awards” table above, the presentation in this table includes all shares initially outstanding under the award covering all four tranches of potential vesting. Each annual tranche may vest following the completion of the applicable performance period, on the date when the compensation committee certifies the level of relative total shareholder return (TSR) achieved by the company for such performance period. The number of shares that vest each year will be dependent upon the company’s relative TSR for the applicable performance period, compared to a group of peers selected annually by the compensation committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. As a result, each tranche could result in the vesting of 0 shares, 85,383 shares or 128,074 shares. For 2016, the company’s relative TSR was below the 50th percentile, and as a result Mr. Stoelk forfeited the first tranche of 85,383 shares. The 256,147 shares reflected in the table total the 341,530 restricted shares initially outstanding under the award, less the 85,383 shares forfeited for the 2016 annual performance period, and would cover vesting at the 100 percent level for all three remaining tranches. Additional shares have been reserved for issuance in the event that more than that number of shares ultimately vest under the award.

(4)
This dollar value reflects no vesting for the first tranche of this performance-based restricted stock award (which is what actually occurred for 2016), and maximum vesting at the 150 percent level for the three remaining tranches (calendar years 2017-2019), which would result in the future issuance to Mr. Stoelk of 128,073 more shares in addition to the 256,147 shares outstanding under the award, for a total of 384,220 shares. See note 3 to this table, above, for additional information.

(5)
Consists of restricted common stock granted to Mr. Romslo, subject to time-based vesting, of which (i) 25,653 shares vest on March 1, 2017, (ii) 6,805 shares vest on March 13, 2017, (iii) 38,936 shares vest on March 15, 2017, (iv) 20,000 shares vest on April 8, 2017, (v) 25,653 shares vest on March 1, 2018, (vi) 38,935 shares vest on March 15, 2018, (vii) 20,000 shares vest on April 8, 2018, (viii) 38,935 shares vest on March 15, 2019, (ix) 20,000 shares vest on April 8, 2019, and (x) 20,000 shares vest on April 8, 2020.

(6)
Consists of restricted common stock granted to Mr. Elliott, subject to time-based vesting, of which (i) 10,000 shares vest on January 1, 2017, (ii) 22,424 shares vest on March 1, 2017, (iii) 3,093 shares vest on March 13, 2017, (iv) 34,035 shares vest on March 15, 2017, (v) 22,424 shares vest on March 1, 2018, (vi) 34,034 shares vest on March 15, 2018, and (vi) 34,034 shares vest on March 15, 2019.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2016.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael Reger	548,825	$2,142,310
Thomas Stoelk	95,130	$366,743
Erik Romslo	32,460	$112,039
Brandon Elliott	35,518	$125,569
______________

(1)	Value based on the closing price of our common stock on the NYSE MKT on each applicable vesting date.

Potential Payments upon Termination or Change in Control

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment. Our employment agreement with Mr. Reger was most recently amended and restated in October 2015. Our original agreements with Messrs. Stoelk and Romslo, which we entered into in 2011 in connection with their initial hirings, expired pursuant to their terms during the fourth quarter of 2015. We entered into new employment agreements with Messrs. Stoelk and Romslo in April 2016. Our original agreement with Mr. Elliott was entered into in December 2012 in connection with his initial hiring, and was still in effect as of December 31, 2016, but expired pursuant to its terms in January 2017.

General Employment Agreement Provisions

Mr. Reger’s agreement provided for an initial term through October 7, 2019, subject to earlier termination upon notice or certain other conditions, and for automatic one-year renewal terms thereafter (unless action was taken by either party to terminate the agreement). Mr. Reger’s agreement entitled him to receive a minimum annual base salary of $750,000, and for eligibility to receive annual incentive bonus compensation under programs administered by our compensation committee. Mr. Reger’s agreement also contained provisions prohibiting him from competing with our company or soliciting any employees of our company for a specified period following termination of his employment with our company.

The April 2016 agreements with Messrs. Stoelk and Romslo each provide for an initial term through April 8, 2020, subject to earlier termination upon notice or certain other conditions, and for automatic one-year renewal terms thereafter (unless action is taken by either party to terminate the agreement). The agreements entitle the executives to receive a minimum annual base salary of $515,000 for Mr. Stoelk and $325,000 for Mr. Romslo, and for eligibility to receive annual incentive bonus compensation under programs administered by our compensation committee. The agreements also contains provisions prohibiting the executives from competing with our company or soliciting any employees of our company for a specified period following termination of his employment with our company (although the non-competition provisions only apply if the termination of his employment follows a change in control of our company). That period is (i) six months, if his employment is terminated by the company without cause (as defined) or by the executive for good reason (as defined), in either case unless such termination follows a change in control, or (ii) twelve months, if his employment is terminated for any other reason, or for any reason following a change in control.

Mr. Elliott’s agreement expired pursuant to its terms upon completion of the initial term on January 1, 2017. Mr. Elliott’s agreement entitled him to receive a minimum annual base salary of $250,000, and for eligibility to receive annual incentive bonus compensation at the discretion of our compensation committee. Mr. Elliott’s agreement also contained provisions prohibiting him from competing with our company or soliciting any employees of our company for one year following termination of his employment with our company, but only if he terminates his employment or if the company terminates his employment for cause (as defined).

Change in Control and Severance Provisions

The employment agreements with our named executive officers contain change in control and other severance provisions entitling those individuals to certain payments under specified circumstances. Such provisions under Mr. Reger’s agreement are not described below, because his employment with the company terminated in August 2016 and the company does not believe that Mr. Reger will be entitled to any such payment in connection therewith (although this matter is the subject of ongoing litigation between the company and Mr. Reger).

The April 2016 agreements with Messrs. Stoelk and Romslo provide that, upon any change in control of our company that occurs during the term, each executive’s employment agreement will automatically terminate, all outstanding unvested equity awards held by him will automatically vest (at target levels, for performance-based awards), and the executive will be entitled to receive a cash payment equal to the sum of (i) two times his base salary, (ii) a pro rata portion of his “target” cash bonus for such year, (iii) his annualized vehicle allowance, and (iv) twelve months of COBRA premiums to continue his existing group health and dental coverage. Each executive’s cash payment upon a change in control will be subject to clawback by us if, within the 90-day period following the change in control, either (x) the executive terminates his employment with the company or its successor for any reason other than death or disability, or (y) the company or its successor terminates the executive’s employment due to his failure to provide reasonable transition services for such 90-day period. Under their agreements, each executive would also be entitled to the same benefits described in the first sentence of this paragraph if his employment is terminated by the company without cause or by the him for good reason (an “Involuntary Termination”), except that the cash payment will be calculated based on one times base salary (instead of two times base salary).

Mr. Elliott’s agreement provided that, in the event his employment was terminated at any time before a change in control had occurred, or within 24 months following a change in control, in either case in an Involuntary Termination, then Mr. Elliott would have been entitled to (i) a lump sum payment equal to his annualized salary, (ii) the pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term and (iii) continuation benefits coverage paid by the company for one year. In addition, under the restricted stock award agreements governing the restricted shares held by Mr. Elliott, all unvested shares would fully vest (i) upon any change-in-control occurring within 12 months after an Involuntary Termination of Mr. Elliott’s employment, and (ii) upon any Involuntary Termination of Mr. Elliott’s employment occurring within 24 months after a change-in-control.

Under the April 2016 agreements with Messrs. Stoelk and Romslo, a “change in control” is defined as any one of the following: (i) a person becomes the beneficial owner of 50% or more of the outstanding common stock or the combined voting power of the outstanding voting securities of the company (subject to certain exceptions), (ii) individuals who are “continuing directors” (as defined) cease for any reason to constitute a majority of the members of our board of directors, (iii) the consummation of a merger or similar transaction involving the company (subject to certain exceptions, including if it would result in the outstanding voting securities of the company immediately prior to such transaction continuing to represent at least 50% of the combined voting power of the voting securities of the company or successor entity outstanding immediately after such transaction), or (iv) a complete liquidation or dissolution of the company, or the disposition of substantially all of the company’s assets (subject to certain exceptions).

Under Mr. Elliott’s agreement, a “change in control” was defined as any one or more of the following: (i) the consummation of a merger or similar transaction, the acquisition of a majority of the outstanding common stock of the company by a person or group acting in concert, or the disposition of substantially all of the assets of our company, unless, in any case, the persons beneficially owning the voting securities of our company immediately before that transaction beneficially own, immediately after the transaction, at least 50% of the voting securities of our company or any other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of our company immediately prior to the transaction, (ii) a majority of the members of our board of directors shall not be “continuing directors” (as defined) or, (iii) our shareholders approve a complete liquidation or dissolution of the company.

Under the company’s 2013 Incentive Plan applicable to outstanding restricted shares held by the named executive officers, to the extent not defined otherwise in a then-applicable employment or similar agreement, a “change in control” is defined as the occurrence of any one of the following: (i) an “exchange act person” (as defined) becomes the beneficial owner of securities of the company representing more than 50% of the combined voting power of the then outstanding voting securities (subject to certain exceptions), (ii) individuals who are “continuing directors” (as defined) cease for any reason to constitute a majority of the members of our board of directors, or (iii) the consummation of a merger or similar transaction involving the company, or the disposition of substantially all of the company’s assets, unless immediately following such transaction, all or substantially all of the beneficial owners of the company’s voting securities immediately prior to such transaction beneficially own at least 50% of the combined voting power of the outstanding voting securities of the surviving or acquiring entity, in substantially the same proportions as their ownership immediately prior thereto.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2016.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination Within 24 Months After a Change in Control	Change in Control Within 12 Months After an Involuntary Termination
Thomas Stoelk
Cash ($)	1,582,304	1,067,304	—	—
Stock Vesting ($)(2)	2,811,729	2,811,729	—	—

Erik Romslo
Cash ($)	1,005,910	680,910	—	—
Stock Vesting ($)(2)	701,022	701,022	—	—

Brandon Elliott
Cash ($)	—	275,000	275,000	—
Benefits Continuation ($)	—	20,546	20,546	—
Stock Vesting ($)(2)	—	—	440,121	440,121
__________________

(1)	“Involuntary termination” refers to a termination of employment either by the company without cause or by the employee for good reason.

(2)	Stock vesting values are based on the $2.75 closing price of our common stock on the NYSE MKT on December 30, 2016.

Non-Employee Director Compensation
Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure we can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of both cash and equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of shareholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

The 2016 compensation program for our non-employee directors included (i) a restricted stock grant with a grant date fair value of $120,000, vesting in quarterly installments throughout the year, (ii) an annual cash fee of $60,000 for service on our board, (iii) annual cash fees for service on our standing committees as follows: audit committee chair, $60,000; other audit committee members, $20,000; compensation committee chair, $60,000; other compensation committee members, $20,000; nominating committee chair, $30,000; other nominating committee member, $15,000; executive committee member, $50,000, and (iv) for service as non-executive chairman of the board, an annual cash fee of $150,000 and a restricted stock grant with a grant date fair value of $50,000, vesting in quarterly installments throughout the year. In addition, in early 2016, in connection with his initial appointment as our non-executive chairman of the board and his significant additional responsibilities and time-commitment expected in connection therewith, Mr. Weber was granted stock options to purchase 250,000 shares of common stock at an exercise price of $2.79 per share.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Lisa Bromiley	230,000	119,997	—	349,997
Michael Frantz(1)	25,000	50,001	—	75,001
Robert Grabb	95,000	119,997	—	214,997
Delos Cy Jamison	90,000	119,997	—	209,997
Jack King	160,000	119,997	—	279,997
Richard Weber	285,000	169,995	366,250	821,245
_____________

(1)
Michael Frantz joined the board of directors in August 2016, and therefore received a pro-rated portion (five-twelfths) of the compensation he would have received for serving on the board for the full year.

(2)
Each of the non-employee directors (except Mr. Frantz, who was not yet serving on the board) received a grant of 30,150 shares of restricted common stock on April 6, 2016, having a grant date fair value of $119,997. The shares vested in four equal quarterly installments on April 6, 2016, July 1, 2016, October 1, 2016 and January 1, 2017. On September 27, 2016, following his appointment to the board, Mr. Frantz received a grant of 19,231 shares of restricted common stock having a grant date fair value of $50,001, with 7,692 of such shares vesting on October 1, 2016 and the remaining 11,539 shares vesting on January 1, 2017. On February 12, 2016, following his appointment as our non-executive chairman of the board, Mr. Weber received a grant of 16,778 shares of restricted common stock having a grant date fair value of $49,998, with such shares vesting in four equal quarterly installments on April 1, 2016, July 1, 2016, October 1, 2016 and January 1, 2017.

(3)
On February 12, 2016, following his appointment as our non-executive chairman of the board, Mr. Weber received a grant of 250,000 fully-vested common stock options, with an exercise price of $2.79 per share, having a grant date fair value of $366,250. As of December 31, 2016, (i) Mr. Weber held stock options to purchase 250,000 shares of common stock at an exercise price of $2.79 per share, and (ii) Ms. Bromiley and Mr. King held stock options to purchase 55,872 and 86,000 shares of common stock, respectively, at an exercise price of $5.18 per share. The other directors did not hold any stock options as of December 31, 2016.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Security Holders
2006 Incentive Stock Option Plan	141,872	$5.18	—
2013 Equity Incentive Plan	250,000	$2.79	3,249,435
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	391,872	$3.66	3,249,435

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We had no transactions since January 1, 2016, and none are currently proposed, of the type requiring disclosure under Item 404(a) of Regulation S-K.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy.  Subject to the exceptions described below, our related person policy requires our audit committee to review and approve, ratify or disapprove of any proposed related person transaction.  In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others.  Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company.  It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.  Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing.  Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or shareholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K for the year ended December 31, 2016, has been made available concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Investor Relations.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

SHAREHOLDER PROPOSALS FOR
2018 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at our 2018 Annual Meeting of Shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 14, 2017.  Any other shareholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2018 Annual Meeting of Shareholders must be received by us at our principal executive office no later than February 24, 2018.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Richard Weber Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC. 601 Carlson Parkway, Suite 990 Minnetonka, MN 55305
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Lisa Bromiley	02 Michael Frantz	03 Robert Grabb		04 Delos Cy Jamison	05 Jack King
06 Michael Popejoy	07 Richard Weber

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.					☐	☐	☐
3.	To approve, on an advisory basis, the compensation paid to our named executive officers.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain
4.	To recommend, on an advisory basis, the frequency of holding future advisory votes on named executive officer compensation.				☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC. Annual Meeting of Shareholders May 25, 2017 8:30 AM This proxy is solicited by the Board of Directors
The shareholder(s) hereby revokes all prior proxies and appoint(s) Thomas W. Stoelk and Erik J. Romslo, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Northern Oil and Gas, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, CDT on May 25, 2017 at The Marquette, 701 Marquette Avenue, Minneapolis, Minnesota 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side